Exhibit 99.2

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

www.cedc.com

Ul. Bobrowiecka 6	3000 Atrium Way, Suite 265
02-728 Warsaw, Poland	Mt. Laurel, NJ 08054
Telephone: 48-22-488-3400	Telephone: (856) 273-6980
Fax: 48-22-488-3410	Fax: (856) 273-6996

March 22, 2013

A1 Investment Company

On behalf of the Consortium

12, Krasnopresnenskaya Naberezhnaya

World Trade Centre-2, Entrance 7

123610 Moscow

Russia

Dear Mr. Khabarov,

We have received your most recent letter committing to sponsor a chapter 11 plan of reorganization for the restructuring of CEDC. We greatly appreciate the interest A1 Investment Company (“A1”), Mark Kaufman and the SPI Group (“SPI”) have all shown in CEDC’s business.

However, we are surprised to see that after being provided detailed comments on a range of significant points related to your proposal, the consortium has resubmitted an almost identical proposal, with marginally improved economic terms, that fails to address any of the concerns previously raised. These points are not trivial and go to the heart of whether the consortium is prepared to offer a real and viable alternative to the restructuring transaction presently supported by CEDC and its significant stakeholders: Roust Trading Ltd. (“RTL”) together with holders of CEDC’s Senior Secured Notes due 2016 (“2016 Notes”) and Convertible Notes due 2013 (“2013 Notes”). We therefore feel it necessary reiterate again below the principle issues that we see with your proposed alternative transaction.

As we have stressed to you, your consortium members and your advisors, CEDC and its Board of Directors are committed to pursuing a process of restructuring that is open and fair to all stakeholders, with a focus on providing the greatest possible value to all stakeholders. We note that the Board of Directors consists of a majority of members who are independent of RTL and meet regularly in the context of a Special Committee of Directors to consider matters related to the CEDC-RTL relationship. To that end, we have sought to proactively engage with you, the other members of the consortium and your advisors to help you develop the best possible restructuring proposal for CEDC, including through multiple meetings in London and Paris with ourselves, CEDC management and our financial and legal advisors. In addition, our advisors have organized numerous follow-on calls to provide your advisors with access to detailed CEDC business information.

Despite this process of support and collaboration, the consortium has failed to amend any of the terms of its proposal to account for the significant execution risks that may be associated with its implementation at this stage in the restructuring process, or any of the other concerns raised by CEDC. In particular, we would highlight that your proposal to pursue a pre-arranged plan of reorganization while offering no consideration to the RTL Secured Debt and the 2013 Notes instead of the pre-packaged process CEDC has initiated raises significant feasibility issues including by potentially significantly prolonging the duration of any associated Chapter 11 proceeding (while offering no option to pay for the additional costs of that process since the DIP financing offered is available only if the Court recognizes the secured status of the RTL Secured Debt) that may, in turn, stress CEDC’s business operations and financial arrangements. As a result, following significant deliberation with its legal and financial advisors, the CEDC Board of Directors remains of the view that it does not believe that this proposal is competitive with the terms of the proposal made by RTL as reflected in CEDC’s present exchange offer, consent and vote solicitation and affirms its support for the transactions described in Supplement No. 1 to the Amended and Restated Offering Memorandum, Consent Solicitation Statement and Disclosure Statement filed as an Exhibit on Form 8-K on March 19, 2013.

For the benefit of the consortium’s consideration, please find below the principle issues with the consortium’s proposal identified by CEDC together with its legal and financial advisors:

•

Bona Fides of Consortium – Although we respect the members of the consortium and welcome the significant value, both financially and operationally, that the consortium may be able to offer to CEDC stakeholders, CEDC must be satisfied that the consortium is sufficiently cohesive and aligned to endure any process of restructuring, including a lengthy pre-arranged Chapter 11 proceeding. We have on several occasions requested to review a form of consortium agreement or similar and have yet to receive any response on this point. This is an essential step to understand whether CEDC’s potential restructuring partner is capable of delivering on the many obligations it would need to commit to in effecting the proposal it has made, including being able to satisfy all applicable regulatory requirements such as relevant antirust and competition laws and regulations – particularly in Russia and Poland.

•

Opposition from Other Stakeholders – The current consortium proposal would only provide an economic recovery to holders of the 2016 Notes. Holders of the 2013 Notes and CEDC equity, as well as other stakeholders, including the RTL Secured Debt, would receive no recovery under the consortium’s proposal. This fact may itself expose a restructuring pursuant to the consortium’s proposal to significant opposition from other stakeholders which could delay, if not wholly frustrate, its implementation. CEDC could not afford the market and trade risk that would accompany such uncertainty and, as stated in our meetings, the CEDC Board of Directors is interested in pursuing a restructuring as efficiently as possible to preserve as much value in CEDC’s business as possible. To that end, the consortium’s proposal must outline a method of treatment for the 2013 Notes and CEDC’s equity holders if it intends to compete with the RTL proposal, which already has an agreed plan support agreement in place with holders of the 2013 Notes and has proposed a treatment for CEDC’s equity holders.

•

Working Capital Impact of Consortium Proposal – As explained to members of the consortium, CEDC’s business depends on continued access to sources of financing for its operational working capital needs, primarily through local bank facilities, as well as bank guarantees. CEDC has therefore sought to create an efficient and orderly process of restructuring to preserve sufficient access to sources of financing, including from RTL and Russian Standard. However, the consortium’s proposal would jeopardize CEDC’s financing in place with RTL and Russian Standard, including the $15 million local revolving credit facility, without any meaningful proposal to replace this financing, other than following a court determination on the security supporting the $50 million RTL credit facility. In addition, by potentially prolonging the restructuring process, the consortium’s proposal may stress CEDC’s access to other sources of financing as well. As a result, the consortium must clearly outline its proposal to ensure CEDC’s access to sufficient operational financing during a restructuring, including the financing in place from RTL and Russian Standard, as well as other local working capital and bank guarantee requirements and how the additional costs of the process would be funded including the RTL break-up fee, the expenses of the consortium and the additional costs of an extended and potentially contested Chapter 11 process. Without these sources of financing being addressed in some other way, it is not feasible to deliver to the 2016 Notes the cash consideration the proposal contemplates as it would be required to fund the process. The consortium must also provide specific terms for the form of Debtor-in-Possession financing it has proposed, including its seniority with respect to the 2016 Notes and its treatment in any Chapter 11 process.

•

Conditionality of Consortium Proposal – Despite our repeated attempts to engage with the members of the consortium and numerous sessions by CEDC management to present CEDC’s business and answer questions, the consortium’s proposal remains subject to significant conditionality, including confirmatory due diligence, regulatory approval, definitive documentation and other customary conditions. In the interim, RTL has agreed a Securities Purchase Agreement with CEDC and plan support agreements with holders of the 2016 Notes and 2013 Notes and has made significant progress in preparing for and satisfying other conditions to its investment, including regulatory approvals. As a result, the consortium’s proposal presents significantly increased execution risk and would expose a CEDC restructuring to unnecessary potential uncertainty. The consortium must carefully consider this issue and outline a clear approach and achievable timeline to a completed restructuring in light of any conditions it may require if the CEDC Board of Directors is to assess this against the other options available to CEDC.

•

Continued Operational Performance – Although your proposal refers to the management capabilities of the consortium members, the CEDC Board of Directors will need to assess your concrete steps for ensuring both the continued operational integrity of CEDC’s business, particularly in light of the on-going support and involvement from Russian Standard that may no longer be available to CEDC, as well as those management changes or potential business synergies, for example in export operations, the consortium may hope to realize to improve CEDC’s operational performance going forward.

This letter is intended to memorialize the points we have previously made to the consortium and to once again reiterate their importance in developing a viable alternative restructuring proposal for CEDC’s consideration. Again, we sincerely appreciate your interest in assisting CEDC with its evident need to restructure its financial obligations and stand ready to provide any further assistance or clarification you may need.

Sincerely,

Scott Fine and Markus Sieger

Members of the CEDC Restructuring Committee

4